Exhibit 19
INSIDER TRADING POLICY

Amended and Restated as of December 14, 2023

This insider trading policy (the “Policy”) describes the standards of Laureate Education, Inc. and its subsidiaries and affiliated entities, including all institutions that are part of the Laureate International Universities network (collectively, the “Company” or “Laureate”) on trading, and causing the trading of, Laureate’s securities or the securities of certain other publicly traded companies while in possession of confidential information.

I.General

The purchase or sale of securities by any person who possesses material nonpublic information (often referred to as “insider trading”) is a violation of U.S. federal and state securities laws, may violate the laws of other countries, and is a violation of Laureate’s Code of Conduct and Ethics. It is important that the appearance, as well as the fact, of trading on the basis of material nonpublic information be avoided. Therefore, it is Laureate’s policy that any person subject to this Policy who possesses material nonpublic information pertaining to the Company not trade in Laureate’s securities, advise anyone else to do so, or communicate the information to anyone without the Company’s authorization until that person knows that the information has been disseminated to the public.

If you are a person to whom this Policy applies and you are aware of material nonpublic information relating to the Company you may not, directly or through family members or other persons or entities over which you have or share direct or indirect voting or investment control,

•trade Laureate securities, other than pursuant to a trading plan that complies with Rule 10b5-1 promulgated by the Securities and Exchange Commission (“SEC”),

•engage in any other action to take personal advantage of that information, or

•pass that information on to others outside the Company, including friends and family (a             practice referred to as “tipping”).

In addition, it is Laureate’s policy that if you are a person to whom this Policy applies and, in the course of working for the Company, you learn of material nonpublic information of another company with which the Company does business, such as a customer or supplier, you may not trade in that company’s securities or its industry until that information becomes public or is no longer material.

Every person to whom this Policy applies has an individual responsibility to comply with this Policy against illegal insider trading. A director, officer or employee may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the material nonpublic information and

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even though such person believes that he or she may suffer an economic loss or forego anticipated profit by waiting.
II.Persons Subject to this Policy

This Policy applies to all directors, officers and employees of the Company, including, for the avoidance of doubt, all of the Company’s subsidiaries and affiliated entities, including all institutions that are part of the Laureate International Universities network, and to contractors, consultants or any other persons the Company determines should be subject to the Policy. For the purposes of this Policy, officers and outside directors, including officers and outside directors of institutions that are part of the Laureate International Universities network, are included within the term “employee.” This Policy also applies to any other persons whom the Company’s insider trading “Compliance Officer” (as defined in Section 5 of this Policy) may designate because they have access to material nonpublic information concerning the Company, as well as any person who receives material nonpublic information from any Insider (as defined in Section 3 of this Policy). This Policy covers actions by family members who reside with employees, officers and directors (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in such persons’ household and any family members who do not live in their household but whose transactions in the Company’s securities are directed by employees, officers and directors or are subject to the control or influence by such persons, such as parents or children who consult with such persons before they trade in the Company’s securities (collectively referred to as “family members”). Employees are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Company’s securities, and you should treat all such transactions for purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of family members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your family members. This Policy also covers actions by any entities (such as trusts, limited partnerships and corporations) over which employees have or share voting or investment control (collectively referred to as “Controlled Entities”), and transactions by Controlled Entities should also be treated for purposes of this Policy and applicable securities laws as if they were for your own account.

III.Persons Subject to Additional Restrictions

Section 16 Insiders. The Company has designated certain persons who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the underlying rules and regulations promulgated by the SEC. Each such person is referred to herein as a “Section 16 Insider.” The Compliance Officer will maintain a list of Section 16 Insiders and amend such list from time to time as necessary to reflect the addition or removal of Section 16 Insiders.

Access Persons. The Compliance Officer will also maintain a list of other employees, and of position titles and descriptions of employees, who, by virtue of their position, have regular access to material nonpublic financial information concerning the Company, particularly nonpublic information concerning quarterly operating results, or who perform

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an operational role, such as head of a division or business unit, that is material to the Company as a whole (“Access Persons”). The Compliance Officer will maintain and amend such list from time to time as necessary to reflect the addition or removal of Access Persons, and the Compliance Officer will notify you if you are added to the list of Access Persons.
Additional Restrictions. Because Section 16 Insiders and Access Persons are more likely than other employees to possess material nonpublic information about the Company, and in light of the reporting requirements to which Section 16 Insiders are subject under Section 16 of the Exchange Act, Section 16 Insiders and Access Persons are subject to the additional restrictions set forth in Appendix I hereto. For purposes of this Policy, Section 16 Insiders and Access Persons are each referred to as “Insiders.”

IV.Material Nonpublic Information

“Material”. Information about the Company is generally “material” if it would be expected to affect the investment or voting decisions of a reasonable stockholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. In addition, it should be emphasized that material information does not have to relate to a company’s business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could well be material. While it is not possible to identify all information that would be deemed material, the following types of information ordinarily would be considered material:

Financial performance, especially quarterly and year-end operating results, and significant changes in financial performance or liquidity.

Significant changes in the prospects of the Company or of any institutions in the Laureate International Universities network.

Significant write-downs in assets or increases in reserves.

Changes in earnings estimates or unusual gains or losses at significant institutions in the Laureate International Universities network.

Company projections and strategic plans.

Company targets and budgets. Growth or expansion plans.
New academic programs in development.
Significant changes or trends in enrollment data.
Potential mergers or acquisitions, the sale of Company assets or subsidiaries or major partnering agreements, even if discussions are only in very preliminary stages.

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New major contracts, suppliers, customers or financing sources or the loss thereof. New marketing strategies.
Lead flow, conversion rates and graduation rates.
Receipt or denial of regulatory approvals significantly affecting the Company’s institutions or significant changes in regulations affecting the Company’s institutions.

Significant pricing changes on key services.
Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.

Changes in ratings on the Company’s debt.

Significant changes in senior management or membership of the Board of Directors. Significant labor disputes or negotiations.
Significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, including its facilities, data and information technology infrastructure and cybersecurity and privacy incidents or events.

Actual or threatened major litigation, or the resolution of such litigation.

Investments, joint ventures or changes in assets.

Layoffs, furloughs, bankruptcy, corporate restructuring or receivership.

Changes in, or disagreements with, auditors or notifications that the Company may no longer rely on such firm’s report.

“Nonpublic”. Material information is “nonpublic” if it has not been widely disseminated to the general public through a report filed with the SEC or through major newswire services, national news services or financial news services. For purposes of this Policy, information will be considered public after the close of trading on the second full trading day on the Nasdaq Global Select Market following the Company’s widespread public release of the information.

Consult the Compliance Officer When in Doubt. Any persons subject to this Policy who are unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.

V.Insider Trading Compliance Officer

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The Company has designated its Chief Legal Officer and Chief Ethics & Compliance Officer, as its Insider Trading Compliance Officer (the “Compliance Officer”).

The duties of the Compliance Officer include the following:

Administering this Policy and monitoring and enforcing compliance with its provisions and procedures.

Responding to all inquiries relating to this Policy and its procedures.

Designating and announcing special trading blackout periods during which no Insiders may trade in Company securities.

Providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons as the Compliance Officer determines have access to material nonpublic information concerning the Company.

Administering, monitoring and enforcing compliance with applicable insider trading laws and regulations; and, if requested, assisting in the preparation and filing of all required SEC reports relating to trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

Approving designated brokers through which Insiders are authorized to trade Company securities.

Revising this Policy as necessary to reflect changes in applicable insider trading laws and regulations.

Maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

Maintaining the lists of Section 16 Insiders and Access Persons, and updating such lists periodically as necessary to reflect additions or deletions.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties. The Compliance Officer has established a dedicated email address, stocktrading@laureate.net, that will be monitored by the Compliance Officer and by the other persons who have been designated by the Compliance Officer to perform the Compliance Officer’s duties under this Policy. In fulfilling his or her duties under this Policy, the Compliance Officer shall be authorized to consult with the Company’s outside counsel.

VI.Statement of Policy

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General Rule. This Policy applies to all transactions in Laureate’s common stock, options to purchase common stock and any other securities the Company may issue from time to time, such as preferred stock, convertible notes, warrants, bonds, notes and convertible debentures, as well as derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options or swaps. For purposes of this Policy, the term “trade” includes any transaction in the Company’s securities, including gifts and pledges.

No director, officer or employees may disclose material nonpublic information concerning the Company to any other person (including family members). No director, officer, employee, family member or Controlled Entity may make recommendations or express opinions as to trading in the Company’s securities while in possession of material nonpublic information, except that such person may advise others not to trade in the Company’s securities if doing so might violate the law or this Policy.

Employees are prohibited from posting messages or otherwise participating in chat room discussions, blogs or other Internet forums regarding the Company’s securities.

Certain Limited Exceptions

Equity Incentive Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to the exercise of stock options or other equity awards for cash, but do apply to all sales of securities acquired through the exercise of stock options or other equity awards. Thus, this Policy does apply to the “same-day sale” or cashless exercise of Company stock options.

Tax Withholding Rights. The trading prohibitions and restrictions set forth in this Policy do not apply to the exercise of tax withholding rights pursuant to which a director, officer or other employee elects to have Laureate withhold shares of Laureate securities to satisfy any tax withholding requirements.

Transferring of Shares. The trading prohibitions and restrictions set forth in this Policy do not apply to transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, to certain types of trusts of which you are the sole beneficiary during your lifetime).

10b5-1 Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to the execution of transactions pursuant to a trading plan that complies with Rule 10b5-1 under the Exchange Act and which has been approved by the Company (see Section 8 of Appendix I).

VII.Release of Material Nonpublic Information

The Company is required under the U.S. federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release, including a Communications Policy and a Regulation FD Policy. Employees may not, therefore, disclose material information to

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anyone outside the Company, including family members and friends, other than in accordance with those established policies. Any inquiries from outsiders regarding material nonpublic information about the Company should be forwarded to the Compliance Officer, the Chief Financial Officer, or the designated executive with Laureate’s finance group who is responsible for investor relations, in accordance with this Policy, the Communications Policy and the Regulation FD Policy.

VIII.Prohibited Transactions

Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act expressly prohibits Section 16 Insiders from engaging in short sales.

Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore may create the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s stock, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero- cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the employee may no longer have the same objectives as the Company’s other stockholders. Therefore, such transactions involving the Company’s securities are prohibited by this Policy.

Margin Accounts and Pledges. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person wishing to enter into such an

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arrangement must first receive pre-approval for the proposed transaction from the Compliance Officer in accordance with the pre-approval procedures set forth in Appendix I.

    Managed Accounts. If you have a managed account (where another person has been given discretion or authority to trade without your prior approval), you must advise your broker or investment advisor not to trade in Company securities at any time.

IX.Suspension of Trading Activities by Employees

In order to avoid any questions and to protect directors, officers and employees and the Company from any potential liability, from time to time the Company may impose a “blackout” period during which time directors, officers and some or all of the Company’s employees may not buy or sell the Company’s securities. The Compliance Officer will impose such a blackout period if, in his judgment, there exists nonpublic information that would make trades by the Company’s directors, officers and employees (or certain of the Company’s employees) inappropriate in light of the risk that such trades could be viewed as violating applicable securities laws. All those affected shall not trade in the Company’s securities while the suspension is in effect, and shall not disclose to others inside or outside the Company that trading has been suspended for certain individuals.

X.Violations of Insider Trading Laws or this Policy

Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay civil penalties of up to three times the profit made or loss avoided, face private action for damages, as well as being subject to criminal penalties, including up to 20 years in prison and fines of up to $5 million. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.

Company Discipline. Violation of this Policy or applicable insider trading laws by any director, officer or employee may subject the director to removal proceedings and the officer or employee to disciplinary action by the Company, including termination for cause.

Reporting Violations. Any person who violates this Policy or any federal or state laws governing insider trading, or knows of any such violation by any other person, must report the violation immediately to the Compliance Officer at stocktrading@laureate.net or the Audit Committee of the Company’s Board of Directors. Upon learning of any such violation, the Compliance Officer or Audit Committee, in consultation with the Company’s legal counsel, will determine whether the Company should release any material nonpublic information or whether the Company should report the violation to the SEC or other appropriate governmental authority.
XI.Confidentiality

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Neither this Policy nor any policy of the Company, and notwithstanding any other confidentiality or non-disclosure agreement (whether in writing or otherwise, including without limitation as part of an employment agreement, separation agreement or similar employment or compensation arrangement) applicable to current or former directors, officers or employees, should be deemed to restrict any current or former director, officer or employee from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that (1) in each case such communications and disclosures are consistent with applicable law and (2) the information subject to such disclosure was not obtained by the current or former director, officer or employee through a communication that was subject to the attorney-client privilege, unless such disclosure of that information would otherwise be permitted by an attorney pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise. Any agreement in conflict with the foregoing is hereby deemed amended by the Company to be consistent with the foregoing.
XII.Acknowledgement

The Company’s Policy with respect to securities trading and the disclosure of confidential information, and the procedures that implement this Policy, are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact specific and evolving. Certain of the procedures are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than the securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.

This Policy will be made available on the Company’s intranet (or click on the following link: Insider Trading Policy) and delivered to all directors, officers and employees upon its adoption or material revision, and to all new employees at the start of their employment or relationship with the Company. Upon receiving a copy of the Policy or any revised versions, each Section 16 Insider or Access Person must acknowledge that he or she has received a copy and agrees to comply with the Policy’s terms.

This Policy continues to apply to transactions in the Company’s securities even after termination of employment. If an employee is in possession of material nonpublic information when his or her employment terminates, he or she may not trade in the Company’s securities until that information has become public or is no longer material.

The Company may change the terms of this Policy from time to time to respond to developments in law and practice. The Company will take steps to inform all affected persons of any material change to this Policy.

Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Compliance Officer at stocktrading@laureate.net.

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APPENDIX I

Special Restrictions on Transactions in Company Securities by Section 16 Insiders and Access Persons

Section 1.    Overview

To minimize the risk of apparent or actual violations of the rules governing insider trading, we have adopted these special restrictions relating to transactions in Company securities by Insiders. As with the other provisions of this Policy, Insiders are responsible for ensuring compliance with this Appendix I, including restrictions on all trading during certain periods, by family members and members of their households and by entities over which they exercise voting or investment control. Insiders should provide each of these persons or entities with a copy of this Policy.

Section 2.    Trading Window

In addition to the restrictions that are applicable to all employees, any trade by an Insider that is subject to the Insider Trading Policy will be permitted only during an open “trading window.” The trading window generally opens following the close of trading on the second full trading day following the public issuance of the Company’s earnings release for the most recent fiscal quarter and closes at the close of trading on the fifteenth day of the last month of a fiscal quarter. For the avoidance of doubt, this means the regular quarterly trading windows will close at the close of trading on March 15, June 15, September 15 and December 15. In addition to the times when the trading window is scheduled to be closed, the Company may impose a special blackout period at its discretion due to the existence of material nonpublic information, such as a pending acquisition, that is likely to be widely known among Insiders. Following termination of employment or other service, Insiders will be subject to the trading window for the quarter in which termination occurs, as well as any special blackout period in effect at the time of termination. Even when the trading window is open, Insiders and other Company personnel are prohibited from trading in the Company’s securities while in possession of material nonpublic information. The Company’s Compliance Officer will advise Insiders when the trading window opens and closes.

Section 3.    Pre-Clearance of Trades

As part of the Company’s Insider Trading Policy, all purchases and sales of equity securities of the Company by Insiders, other than transactions that are not subject to the Policy or transactions pursuant to a Rule 10b5-1 trading plan approved in accordance with this Policy, must be pre-cleared by the Compliance Officer. This applies even during an open trading window. The intent of this requirement is to prevent inadvertent violations of the Policy, avoid trades involving the appearance of improper insider trading, facilitate timely Form 4 reporting and avoid transactions that are subject to disgorgement under Section 16(b) of the Exchange Act.

Appendix I - 10

Requests for pre-clearance must be submitted to the Compliance Officer at stocktrading@laureate.net at least two (2) business days in advance of each proposed transaction. If the Insider submits the request by email and does not receive a response from the ComplianceOfficer within twenty-four (24) hours (not including weekend days), the Insider will be responsible for following up to ensure that the message was received.

A request for pre-clearance should provide the following information:

The nature of the proposed transaction and the expected date of the transaction. The number of shares involved.
If the transaction involves a stock option exercise, the specific option to be exercised and the manner of exercise (e.g., “same-day sale” or “cashless exercise”).

Contact information for the broker who will execute the transaction.

Certification to the Compliance Officer by the Insider that the Insider is not in possession of material nonpublic information concerning the Company.

Once the proposed transaction is pre-cleared, the Insider may proceed with it during an open window and within two trading days on the approved terms, provided that he or she complies with all other securities law requirements, such as (if applicable to the Insider) SEC Rule 144 and prohibitions regarding trading on the basis of inside information, and with any special trading blackout imposed by the Company prior to the completion of the trade. If the transaction does not occur with the two-day period following pre-clearance, the Insider must re-request pre-clearance. If the Insider is a Section 16 Insider, the Insider and his or her broker will be responsible for immediately reporting the results of the transaction as further described below.

In addition, pre-clearance is required for the establishment, modification or termination of a Rule 10b5-1 trading plan (see Section 8 of this Appendix I). However, pre-clearance will not be required for individual transactions effected pursuant to a pre-cleared Rule 10b5-1 trading plan that specifies or establishes a formula for determining the dates, prices and amounts of planned trades. Of course, the results of transactions effected by a Section 16 Insider under a Rule 10b5- 1 trading plan must be reported immediately to the Company since they will be reportable on Form 4 within two (2) business days following the execution of the trade.

Notwithstanding the foregoing, any transactions by the Compliance Officer shall be subject to pre-clearance by the Chief Financial Officer or, in the event of his or her unavailability, the Chief Executive Officer.

Section 4.    Hardship Exemptions

The Compliance Officer may, on a case by case basis, authorize a transaction in the Company’s securities by an Insider outside of the trading window (but in no event during a
Appendix I - 11

special blackout period) due to extreme financial or other hardship. Any request for a hardship exemption must be in writing and must describe the amount and nature of the proposed transaction and the circumstances of the hardship. (The request may be made as part of a pre- clearance request, so long as it is in writing.) The Insider requesting the hardship exemption must also certify to the Compliance Officer within two (2) business days prior to the date of the proposed trade that he or she is not in possession of material nonpublic information concerning the Company.

Section 5.    Reporting of Transactions

To facilitate timely reporting under Section 16 of the Exchange Act of Insider transactions in Laureate’s common stock, Section 16 Insiders are required to (a) report the details of each transaction immediately after it is executed and (b) arrange with persons whose trades must be reported by the Section 16 Insider under Section 16 (such as immediate family members living in the Insider’s household) to immediately report directly to the Company and to the Insider the details of any transactions they have in Laureate’s common stock.

Transaction details to be reported include: Transaction date (trade date).
Number of shares involved.

Price per share at which the transaction was executed (before addition or deduction of brokerage commissions and other transaction fees).

If the transaction was a stock option exercise, the specific option exercised. Contact information for the broker who executed the transaction.
The transaction details must be reported to the Compliance Officer at stocktrading@laureate.net, with copies to the Company personnel who will assist the Section 16 Insider in preparing his or her Form 4.
Section 6.    Persons Subject to Section 16

Most purchases and sales of Company securities by directors, executive officers, Laureate’s principal accounting officer and greater-than-10% stockholders are subject to Section 16 of the Exchange Act. The Board of Directors or its designated committee will review, at least annually, those individuals who are deemed to be executive officers for purposes of Section 16 and will recommend any changes regarding such status to the Board of Directors. An executive officer is generally defined as the president, principal financial officer, principal accounting officer, any vice president in charge of a principal business unit, division or function or any other officer or person who performs a policy making function. As a general matter, the members of Laureate’s Executive Committee shall be its executive officers.

Appendix I - 12

Section 7.    Form 4 Reporting

Under Section 16, most transactions in Company securities by Section 16 Insiders are subject `to reporting on Form 4 within two (2) business days following the transaction date (which in the case of an open market trade is the date when the broker places the buy or sell order, not the date when the trade is settled). To facilitate timely reporting, all transactions that are subject to Section 16 must be reported to the Company on the same day as the trade date, or, with respect to transactions effected pursuant to a Rule 10b5-1 trading plan, on the day the Insider is advised of the terms of the transaction.

Section 8.    10b5-1 Trading Plans

A 10b5-1 trading plan is a binding, written contract between you and your broker that specifies the price, amount, and date of trades to be executed in your account in the future, or provides a formula or mechanism that your broker will follow, and satisfies various other conditions and limitations set forth in Rule 10b5-1 under the Exchange Act. A 10b5-1 trading plan can only be established when you do not possess material nonpublic information. Therefore, Insiders cannot enter into these plans at any time when in possession of material nonpublic information and, in addition, persons subject to the pre-clearance requirements of this Policy described in Section 3 of this Appendix I cannot enter into these plans outside an open trading window. In addition, a 10b5-1 trading plan must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made.

The rules regarding 10b5-1 trading plans are complex and you must fully comply with them. You should consult with your legal advisor before entering into any 10b5-1 trading plan.

Each Insider must pre-clear with the Compliance Officer any proposed trading plan or arrangement, including 10b5-1 trading plans, prior to establishing, amending or terminating such plan. The Company reserves the right to withhold pre- clearance of the adoption, amendment or termination of any such trading plan that the Company determines is not consistent with the rules regarding such plans. No Insider will be permitted to adopt a 10b5-1 trading plan if such Insider has an existing contract, instruction or plan that would qualify for the affirmative defense under Rule 10b5-1, subject to the exceptions set forth in the rule. Notwithstanding any pre-clearance of a 10b5-1 or other trading plan, the Company assumes no liability for the consequences of any transaction made pursuant to such plan.

If you enter into a 10b5-1 trading plan, your 10b5-1 trading plan should be structured to avoid purchases or sales on dates occurring shortly before known announcements, such as quarterly or annual earnings announcements. Even though transactions executed in accordance with a properly formulated 10b5-1 trading plan are exempt from the insider trading rules, the trades may nonetheless occur at times shortly before we announce material news, and the investing public and media may not understand the nuances of trading pursuant to a 10b5-1 trading plan. This could result in negative publicity for you and the Company if the SEC or Nasdaq were to investigate your trades. If you enter into a 10b5-1 trading plan, the first
Appendix I - 13

trade under that plan cannot occur until the later to occur of (i) 90 days after the establishment of the plan and (ii) two trading days after the next public release of quarterly earnings by the Company. Additionally, you must comply with other applicable and/or amended rules regarding 10b5-1 trading plans, including with respect to required certifications.

For Insiders, any modification or termination of a pre-approved 10b5-1 or other trading plan requires pre-clearance by the Compliance Officer. In addition, any modification of a pre-approved 10b5-1 or other trading plan must occur before you become aware of any material nonpublic information and must comply with the requirements of the rules regarding such trading plans (including Rule 10b5-1, if applicable) and, if you are subject to the trading window restrictions, must take place during an open trading window. Any modification of a 10b5-1 trading plan will not take effect until the later to occur of (i) 90 days after the modification of the plan and (ii) two trading days after the next public release of quarterly earnings by the Company.

Appendix I - 14

CERTIFICATION FOR INSIDERS

The undersigned certifies that the undersigned has read, understands and agrees to comply with the Insider Trading Policy (the “Policy”) of Laureate Education, Inc. (the “Company”) as long as I am subject to the Policy. The undersigned agrees that the undersigned will be subject to sanctions, including, as to employees of the Company, termination of employment, that may be imposed by the Company, in its discretion, for violation of the Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of Company securities by the undersigned in a transaction that the Company considers to be in contravention of the Policy.

Insider:

Signature

Printed Name

Date